EXHIBIT D
                             ENERSHOP, INC.
                             Balance Sheet
                           December 31, 1995

ASSETS

Non Current Assets
       Work In Progress                         $   14,650
       Organization Costs                          170,701

TOTAL ASSETS                                       185,351

LIABILITIES & EQUITY

Liabilities
       Accounts Payable                            122,653

Long Term Liabilities
       Accrued Federal Income Tax                  (35,549)
       Accrued Interest Payable - CSWC                 639
       Notes Payable - CSWC                        204,338
       Total Liabilities                           169,428

EQUITY

       Common Stock                                  1,000
       Retained Earnings                          (107,730)
       Total Equity                               (106,730)

TOTAL LIABILITIES & EQUITY                      $  185,351